As filed with the Securities and Exchange Commission on February 27, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BORDERFREE, INC.
(Exact name of registrant as specified in its charter)

Delaware		52-2216062
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
292 Madison Avenue, 5th Floor
New York, New York 10017
(212) 299-3500
(Address of Principal Executive Offices)

Borderfree, Inc. 2014 Stock Option and Incentive Plan
(Full Title of the Plan)

Michael A. DeSimone
Chief Executive Officer
Borderfree, Inc.
292 Madison Avenue, 5th Floor
New York, New York 10017
(Name and Address of Agent For Service)

(212) 299-3500
(Telephone Number, including Area Code, of Agent For Service

Copy to:
Mark J. Macenka
Joseph C. Theis, Jr.
Goodwin Procter LLP
53 State Street
Boston, Massachusetts 02109
(617) 570-1000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share	1,597,385 shares	(3)	$7.40	$11,820,649.00	$1,373.56

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the Registrant's 2014 Stock Option and Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant's outstanding shares of common stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act, and based on the average of the high and low sale prices of the Registrant’s common stock, as quoted on the Nasdaq Stock Market, on February 25, 2015.

(3)
Represents an automatic increase to the number of shares available for issuance under the Plan, effective January 1, 2015. Shares available for issuance under the Plan were previously registered on a registration statement on Form S-8 filed with the Securities and Exchange Commission on March 21, 2014 (Registration No. 333-194718).

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers additional shares of Common Stock under the Registrant’s 2014 Stock Option and Incentive Plan (the “Plan”). The number of shares of Common Stock reserved and available for issuance under the Plan is subject to an automatic annual increase on each January 1, beginning in 2015, by an amount equal to five percent of the number of shares of Common Stock issued and outstanding on the immediately preceding December 31 or such lesser number of shares of Common Stock as determined by the Administrator (as defined in the Plan). Accordingly, on January 1, 2015, the number of shares of Common Stock reserved and available for issuance under the Plan increased by 1,597,385. This Registration Statement registers these additional 1,597,385 shares of Common Stock. The additional shares are of the same class as other securities relating to the Plan for which the Registrant’s registration statement filed on Form S-8 (Registration No. 333-194718) on March 21, 2014, is effective. The information contained in the Registrant’s registration statement on Form S-8 (Registration No. 333-194718) is hereby incorporated by reference pursuant to General Instruction E.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-8, which Exhibit Index is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 27th day of February, 2015.

BORDERFREE, INC.
By:	/s/ Michael A. DeSimone
Michael A. DeSimone
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Borderfree, Inc., hereby severally constitute and appoint Michael A. DeSimone and Edwin A. Neumann, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign for us and in our names in the capacities indicated below any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on the 27th day of February, 2015.

Signature	Title

/s/ Michael A. DeSimone
Michael A. DeSimone	Director and Chief Executive Officer
(Principal Executive Officer)

/s/ Edwin A. Neumann
Edwin A. Neumann	Chief Financial Officer
(Principal Financial and Accounting Officer)

/s/ Daniel T. Ciporin
Daniel T. Ciporin	Chairman of the Board of Directors

/s/ William G. Bock
William G. Bock	Director

/s/ Stephen J. Getsy
Stephen J. Getsy	Director

/s/ Isaac Hillel
Isaac Hillel	Director

/s/ Beth Pritchard
Beth Pritchard	Director

/s/ George H. Spencer, III
George H. Spencer, III	Director

/s/ Ofer Timor
Ofer Timor	Director

EXHIBIT INDEX

Exhibit No.	Description
5.1*	Opinion of Goodwin Procter LLP.
23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.3	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
24.1	Power of attorney (included on signature page).

*	Filed herewith.